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                                                                    EXHIBIT 99.1




Contact:  Gary N. Patten
          Chief Financial Officer
          714/921-2640

          Roger S. Pondel
          Pondel Parsons & Wilkinson
          310/207-9300





                       Unit Announces Merger Discussions


YORBA LINDA, CA - June 29, 1998 -- Unit Instruments, Inc. (Nasdaq: UNII) announced today that it is in merger discussions for the acquisition of the company by a third party. There can be no assurances that the parties will reach a mutually acceptable agreement and any such agreement for the acquisition of Unit would require the approval of both companies' Board of Directors and the approval of Unit's shareholders at a special Shareholders' meeting.

     Unit Instruments, Inc. is a leading manufacturer of mass flow controllers and gas delivery systems for the semiconductor and industrial markets. The company maintains support and service centers throughout North America, Europe and the Pacific Rim. Unit Instruments is traded on the Nasdaq National Market under the symbol UNII. Unit's web site is located at http://www.unit.com.

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